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     As filed with the Securities and Exchange Commission on October 18, 2007
                                                                 811-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT TO
              SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Van Kampen Global Equity Dividend & Income Fund

Address of Principal Business Office:

         522 Fifth Avenue
         New York, New York 10036

Telephone Number:

         (800) 847-2424

Name and address of agent for service of process:

         Amy R. Doberman
         522 Fifth Avenue
         New York, New York 10036


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ]  NO [ ]

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                                    SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York in the State of New York on the 18th day of October, 2007.

                                VAN KAMPEN GLOBAL EQUITY DIVIDEND & INCOME FUND

                                   By:   /s/ Ronald E. Robison
                                         ----------------------------
                                         Ronald E. Robison
                                         Sole Trustee

Attest:  /s/ Stefanie Chang Yu
         -------------------------
         Stefanie Chang Yu
         Secretary